Exhibit 4

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”), dated as of  June 1, 2011, is by and between Latin-American Fuels Corporation (the “Seller”), Steelhead Navigator Master, L.P. and Odyssey Reinsurance Company (each a “Buyer” and together the “Buyers”) and, for the purposes of Section 4 only, Colombia Clean Power & Fuels, Inc., a Nevada corporation, formerly known as Freedom Resources Enterprises, Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Seller holds 3,600,000 shares of common stock of the Company, represented on Certificate No. 1254, dated August 11, 2010, registered in the name of the Seller on the books of the Company (the “Original Certificate”);

WHEREAS, the Seller desires to convey to the Buyers an aggregate of 2,500,000 of such shares of common stock of the Company (the “Securities”), in the amounts set forth on Schedule I hereto;

WHEREAS, the parties hereto desire that the Seller sells, transfers, conveys and assigns to the Buyers, and that the Buyers purchase and acquire from the Seller, the Securities and any and all rights and benefits incident to the ownership thereof; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Buyers and the Seller has executed an escrow agreement (a copy of which is attached hereto as Exhibit A) (the “Escrow Agreement” and together with this Agreement, the “Transaction Agreements”), by and among the Seller, the Buyers, and Pryor Cashman L.L.P. as escrow agent (the “Escrow Agent”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Sale and Purchase of Securities; Closing.

1.1           Sale and Purchase.  Subject to the terms and conditions of this Agreement, the Seller shall sell, convey, assign and deliver to the Buyers, and the Buyers shall purchase from the Seller, the Securities and any and all rights and benefits incident to the ownership thereof for and in consideration of delivery by the Buyers of the aggregate sum of $2,500,000 (in the amounts per Buyer as set forth on Schedule I, the “Purchase Price”) on the terms and conditions set forth herein, payable by wire transfer of immediately available funds as follows:

(a)           Each Buyer and the Seller respectively agree:

Within two (2) “Business Days” (such term referring to any day that is not a Saturday, Sunday or a permitted or required bank holiday in the State of New York) after the date hereof such Buyer shall deposit with the Escrow Agent its respective portion of the Purchase Price by wire transfer of immediately available funds to the bank account designated in writing by the Escrow Agent pursuant to the Escrow Agreement, and

(i)           Within two (2) Business Days after the date hereof,  Seller shall deliver or cause the delivery to the Escrow Agent the Original Certificate, a duly executed stock power with signatures medallion guaranteed, accompanied by instructions that the New Certificates (as defined below), in the names of Buyers, be delivered to the Escrow Agent.

(b)           The Escrow Agent shall hold in escrow the Purchase Price and, when delivered to it, the New Certificates, and distribute the Escrow Property (as defined in the Escrow Agreement) in accordance with the terms and conditions of the Escrow Agreement (the date when the Escrow Property is so distributed being the “Closing Date”).

1.2           Transfer Covenants.  The Buyers and the Seller agree to take promptly such steps, and execute and deliver such instruments, corporate resolutions, and other documents, as may be reasonably requested by the Company or the transfer agent of the Company (the “Company Transfer Agent”) to cause the Company to deliver a new certificate or certificates representing the Securities (“New Certificate”) issued in the name of each Buyer to such Buyer.

1.3           Other Agreements.  The Buyers and the Seller each represent and warrant that they have reviewed the purchase agreement (the “Initial Agreement”) relating to the initial sale of the Securities by Life Power & Fuels LLC (“Life”) to the Seller, dated June 10, 2010, and the letter agreement, dated June 15, 2010 (the “Repurchase Agreement”), by and among Freedom Resources Enterprises, Inc., the Seller and Fernando Casas Torres.

SECTION 2.  Representations and Warranties of Buyers.  Each Buyer represents and warrants to the Seller, as of the date hereof, and on the Closing Date, as follows:

2.1           Organization; Authority.  The Buyer, if not a natural person, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Buyer.  This Agreement, when executed and delivered by the Buyer, will constitute a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

2.2           Investment Intent.  The Buyer is acquiring the Securities for its own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution, resale or public offering of such Securities or any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).  The Buyer does not presently have any contract, undertaking, agreement or arrangement with any entity, organization or individual (each a “Person”) to sell, transfer or grant participations to any Person with respect to the Securities. Investment Experience; Access to Information.  The Buyer (a) either alone or together with its representatives, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest, and has so evaluated the risks and merits of such investment, (b) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment, (c) understands the terms of and risks associated with the acquisition of the Securities, including, without limitation, a lack of liquidity, price transparency or pricing availability and risks associated with the industry in which the Company operates, (d) has had the opportunity to review such disclosure regarding the Company, its business, its financial condition and its prospects as the Buyer has determined to be necessary in connection with the purchase of the Securities, including, without limitation, the Company’s Annual Report on Form 10-K (or substantially equivalent form) for its most recently completed fiscal year, the Company’s Quarterly Reports on Form 10-Q (or substantially equivalent form) for the fiscal quarters since the end of such completed fiscal year, and the Company’s Current Reports on Form 8-K (or substantially equivalent form) since the end of such completed fiscal year, each as amended, and (e) has had an opportunity to ask such questions and make such inquiries concerning the Company, its business, its financial condition and its prospects as the Buyer has deemed appropriate in connection with such purchase and to receive satisfactory answers to such questions and inquiries.

2.3           Buyer Status.  At the time the Buyer was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.  The Buyer is not, and is not required to be registered as, a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.4           Restrictions on Transfer.  The Buyer understands that (a) the Securities have not been registered under the Securities Act or the securities laws of any state, (b) the Securities are and will be “restricted securities” as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Securities Act (“Rule 144”), (c) the Securities may not be sold, pledged or otherwise transferred unless a registration statement for such transaction is effective under the Securities Act and any applicable state securities laws, or unless an exemption from such registration provisions is available with respect to such transaction, and if required by the agreements described in Section 1.3, accompanied by an opinion of legal counsel that the Buyer is justified in relying upon such exemption from registration, and (d) the New Certificate issued to such Buyer will bear a legend substantially the same as the legend on the Original Certificate, a copy of which the Buyer has reviewed.

2.5           General Solicitation.  The Buyer is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

2.6           No Conflicts; Advice.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its organizational documents or other similar governing instruments, or, conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Buyer is a party.  The Buyer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

2.7           No Litigation.  There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Buyer, threatened against the Buyer which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

2.8           Consents.  No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other Person is required for the valid authorization, execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 3.  Representations and Warranties of the Seller.  The Seller represents and warrants to each Buyer, as of the date hereof, and on the Closing Date, as follows:

3.1           Authorization of Agreement.  The Seller, if not a natural person, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate,  partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Seller.  This Agreement, when executed and delivered by the Seller, will constitute a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

3.2           Title to the Securities.  The Seller is the lawful owner of the Securities sold by it hereafter with good and marketable title thereto, and the Seller has the absolute right to sell, assign, convey, transfer and deliver the Securities and any and all rights and benefits incident to the ownership thereof, all of which rights and benefits are transferable by the Seller to the Buyer pursuant to this Agreement, free and clear of all the following (collectively called “Claims”) of any nature whatsoever: security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, lock-up arrangements, options, rights of first offer or refusal, vesting requirements, repurchase rights, forfeiture events, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money.  The purchase and sale of the Securities as contemplated herein will (i) pass good and marketable title to the Securities to the Buyer, free and clear of all Claims (assuming that the Buyer is a bona fide purchaser within the meaning of Section 8-302 of the New York Uniform Commercial Code), and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such Securities.

3.3           Original Acquisition; No General Solicitation.  The Securities represented by the Seller’s Original Certificates were originally acquired and fully paid for pursuant to the Initial Agreement by the Seller for the Seller’s own account on June 10, 2010 from Life, which received the Securities directly from the Company on May 6, 2010, pursuant to the Subscription Agreement, dated as of May 6, 2010 (the “Initial Subscription Agreement”), between the Company (f/k/a Freedom Resources Enterprises, Inc.) and Life and not with a view to, or for sale in connection with, any distribution, resale or public offering of such Securities or any part thereof in violation of the Securities Act.  The Seller did not offer or sell the Securities by any form of general solicitation or general advertising.

3.4           No Conflicts; Advice.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its organizational documents or other similar governing instruments, or, conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Seller is a party.  The Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the Securities.

3.5           No Litigation.  There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Seller, threatened against the Seller which could reasonably  be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.6           Consents.  No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other Person is required for the valid authorization, execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.7           Bankruptcy.  The Seller is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

SECTION 4.  Representations, Warranties and Agreements of the Company.  The Company represents and warrants to, and agrees with, the Buyers, as of the date hereof and on the Closing Date, that:

(i)	the Company issued the Securities to Life pursuant to the Initial Subscription Agreement,

(ii)
the Securities represented by the Seller’s Original Certificates were originally acquired and fully paid for by the Seller for the Seller’s own account on June 10, 2010 from Life pursuant to the Initial Agreement,

(iii)	the Seller’s Original Certificate is registered in the name of the Seller on the books of the Company,

(iv)
the Company has no Claims on the Securities, including without limitation any right of forfeiture or repurchase under, nor is there any other transfer restriction contained in the Repurchase Agreement or the Initial Agreement, for any reason whatsoever, and from the date hereof the Securities shall not be considered “Restricted Shares” under such agreements, unless the transaction contemplated by the Transaction Agreements fails to close in accordance with the terms of the Transaction Agreements and such agreements terminate, in which case any Claims that would otherwise be in effect with respect to the Shares (if held by Seller) shall continue to be in effect in accordance with the terms of applicable agreements and documents; and

(v)	the Securities are fully vested according to the Company’s records or shall be fully vested in the Buyer immediately upon acquisition by the Buyer without further action on the part of any party.

SECTION 5.  Conditions Precedent to Obligations of the Buyers.  The obligation of each Buyer to purchase the Securities and deliver its respective portion of the Purchase Price is subject to the satisfaction of the following conditions precedent:

(a)           The representations and warranties of the Seller contained herein shall be true and correct as of the date of this Agreement and the Closing Date;

(b)           The Seller shall have complied with all of their covenants and agreements contained herein to be performed by them prior to the Closing Date; and

(c)           The Buyer shall have received a certificate of the secretary or another representative of the Seller, dated as of the date hereof, certifying (A) that attached thereto is a true and complete copy of each organizational document of the Seller certified (to the extent applicable) as of a recent date by the Secretary of State or other applicable authority of the jurisdiction of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and the shareholders of the Seller authorizing the execution, delivery and performance of the Transaction Agreements and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Transaction Agreement or other document delivered in connection herewith on behalf of the Seller (together with a certificate of another officer as to the incumbency and specimen signature of the secretary executing the certificate in this clause (c)).

SECTION 6.  Conditions Precedent to Obligations of the Seller.  The obligation of the Seller to sell the Securities to each Buyer is subject to the satisfaction of the following conditions precedent:

(a)           The representations and warranties of the Buyer contained herein shall be true and correct as of the date of this Agreement and the Closing Date; and

(b)           The Buyer shall have complied with all of its covenants and agreements contained herein to be performed by it prior to the Closing Date.

SECTION 7.  Survival of Representations and Warranties; Etc.  All representations and warranties of the Buyers and the Seller shall survive the closing hereunder.  Each of the Buyers and the Seller may rely upon this Agreement for the purpose of assuring its compliance with applicable law.

SECTION 8.  Transfer Restrictions.

(a)           The Buyers hereby acknowledge that the Securities represented by the New Certificate may only be disposed of in compliance with state and federal securities laws.  The Buyers further acknowledge that in connection with any transfer of the Securities subsequent to the Closing Date and other than pursuant to an effective registration statement, the Company and/or the Company Transfer Agent may require an opinion of counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company and/or the Company Transfer Agent, as applicable.

(b)           The Buyers acknowledge that the New Certificate representing the Securities may bear a legend substantially the same as the legend on the Original Certificate.  Each of the Buyers and the Seller acknowledge that the Escrow Agent shall not be responsible for the placement of any legends on the New Certificate.

SECTION 9.  Indemnification.  Each party hereto shall indemnify, defend and hold harmless, each other party (and its respective affiliates, directors, officers, employees, successors and assigns) from and against any and all losses, claims, damages, liabilities and expenses based upon, arising out of or otherwise in respect of, any inaccuracy in, or any breach of, the representations or warranties of such party and the covenants or agreements made by such party in this Agreement.

SECTION 10.           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile (upon confirmation of receipt), or 72 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below.

Seller:

Arias Fabrega & Fabrega Trust Co. BVI Limited
c/o Latin-American Fuels Corporation (reg.#1578459)
Wickham’s Cay
Road Town
Tortola
British Virgin Islands
Attn:  Juan C Quezada, General Counsel

Buyers:

Steelhead Navigator Master, L.P.
c/o Steelhead Partners, LLC
333 – 108th Avenue NE, Suite 2010
Bellevue, WA  98004
Attn:  General Counsel

Odyssey Reinsurance Corporation
c/o Hamblin Watsa Investment Counsel, Ltd.
95 Wellington Street West, Suite 800
Toronto, Ontario  M5J 2N7
CANADA
Attn:  General Counsel

With a copy to:

Kramer Levin Naftalis & Frankel, LLP
1177 Avenue of the Americas
New York, NY  10036
Attn:  John Bessonette

SECTION 11.           Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, and permitted assigns.

SECTION 12.           Expenses.  Other than with respect to the fees of the Escrow Agent, which shall be paid pursuant to the Escrow Agreement, each party hereto shall pay the fees and expenses of any broker engaged by such party and of such party’s advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, and shall hold the other party hereto harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for such fees and expenses; provided, however, that the Seller shall pay any transfer, stamp or similar taxes, if any, that are payable in New York in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 13.           Counterparts.  This Agreement may be executed via facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 14.           Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired hereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

SECTION 15.           Entire Agreement.  This Agreement represents the entire agreement of the parties hereto with respect to the matters contemplated hereby, and there are no written or oral representations, warranties, understandings or agreements with respect hereto except as expressly set forth herein.

SECTION 16.           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

SECTION 17.           Confidentiality.  Each of the Buyer and the Seller hereby agrees, without the prior written consent of the other, to not disclose, and to otherwise keep confidential, the sale of the Securities contemplated hereby, except to the extent that disclosure thereof is required by law, rule or regulation; provided, however, that the Buyers and the Seller may disclose information regarding such sale to their respective accountants, attorneys, limited partners, shareholders and other interest holders.

SECTION 18.           Further Assurances.  Each of the Buyers and the Seller hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

SECTION 19.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof.  The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York.  By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.

SECTION 20.           Mutual Drafting.  The parties hereto are sophisticated and have been represented by lawyers or had the opportunity to be so represented in the negotiation, execution and delivery of this Agreement, and have carefully negotiated the provisions hereof.  As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

LATIN-AMERICAN FUELS CORPORATION
the Seller

By:	/s/ Fernando Casas Torres
Name:	Fernando Casas Torres
Title:	Director

By:	/s/ Herbert Bardenheuer Piedrahita
Name:	Herbert Bardenheuer Piedrahita
Title:	Director

STEELHEAD NAVIGATOR MASTER, L.P.
a Buyer
by: Steelhead Partners, LLC, its investment manager

By:	/s/ Grant Hulse
Name:	Grant Hulse
Title:	Director of Finance and Operations

ODYSSEY REINSURANCE COMPANY
a Buyer
by: Hamblin Watsa Investment Counsel Ltd.,
its investment manager

By:	/s/ Paul Rivett
Name:	Paul Rivett
Title:	Chief Operating Officer

COLOMBIA CLEAN POWER & FUELS, INC.
the Company, for the purposes of Section 4 only

By:	/s/ Edward P. Mooney
Name:	Edward P. Mooney
Title:	Chief Executive Officer

Exhibit A

Escrow Agreement

Schedule I

	Shares	Purchase Price

Steelhead Navigator Master, L.P.	1,785,714	$1,785,714

Odyssey Reinsurance Corporation	714,286	714,286

Total:	2,500,000	$2,500,000